UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

Mesa Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-8432	76-6004065
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

JPMorgan Chase Bank, N.A., Trustee
Institutional Trust Services
700 Lavaca Street
Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 479-2562

NOT APPLICABLE

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The information set forth below in Item 8.01 regarding the Trustee’s withdrawal of its prior resignation is incorporated herein by reference.

Item 8.01  Other Events.

Legal Proceeding

On Friday, January 27, 2006, a hearing was held in the 334th Judicial District Court of Harris County, Texas, regarding MOSH Holding, L.P.’s Verified Application for Emergency Appointment of a Temporary Trustee in Case No. 2006-01984, MOSH Holding, L.P. v. Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust.  This case follows the transfer of prior claims filed by the plaintiff in Case No. GN501113, filed in the 250th Judicial District Court of Travis County, Texas, against Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust.  Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. are referred to below collectively as “Pioneer.”

On November 30, 2005, JPMorgan Chase Bank, N.A. announced its intention to resign as Trustee of the Mesa Offshore Trust effective January 31, 2006.  Since that announcement, MOSH Holding, LP (“MOSH Holding”), the plaintiff and a significant unitholder, and others have sought a qualified institution willing to serve as successor Trustee.  However, neither the plaintiff nor Pioneer have identified a willing qualified successor Trustee that is not also a lender under one of Pioneer’s credit facilities (which status MOSH Holding contends is an alleged conflict of interest).

At the hearing on January 27, 2006, the court declined to approve MOSH Holding’s motion to appoint Timothy J. Roberson, a principal and affiliate of the plaintiff, as temporary Trustee and declined to appoint any other person as temporary or successor Trustee.  The Trustee’s and Pioneer’s objections to the motion by MOSH Holding included (1) Mr. Roberson’s potential conflicts in representing all unitholders of the Trust, including a conflict of interest in agreeing as temporary Trustee to a proposed contingent fee arrangement with the attorneys for MOSH Holding (including fees potentially benefiting Charles A. Sharman, Esq., another partner and affiliate of MOSH Holding), and (2) the fact that Mr. Roberson is not qualified as an individual to serve as a successor Trustee under the terms of the Trust’s Royalty Trust Indenture.

In light of this development, and the absence of an identified successor Trustee, JPMorgan Chase Bank, N.A. is hereby withdrawing its resignation as Trustee.  JPMorgan Chase Bank, N.A. is making this withdrawal and will continue to serve to ensure the timely filing of SEC reports, including the annual report on Form 10-K, and preparation and distribution of 2005 tax reports for the Trust.  The Trustee continues to desire the appointment of a qualified successor Trustee.

The Trustee disputes MOSH Holding’s claims raised against the Trustee in its complaint as amended in November 2005 and intends to defend itself vigorously against these claims.  The Trustee previously announced its intention to resign to allow an independent institution without any alleged conflicts of interest to assume on behalf of the Trust authority and oversight of the litigation brought by MOSH Holding against Pioneer, Woodside and the Trustee.

To date, the Trustee has allowed MOSH Holding to proceed on the issue of whether the farmout by Pioneer was a valid farmout.  While Pioneer has provided a reasoned analysis of why it believes the farmout was in fact valid under the terms of the Conveyance, only a court, and not the Trustee, can make a final determination.  Further, while the plaintiff’s claims on the farmout issue may merit adjudication, based on facts known to the Trustee at this time, the Trustee is unable to determine, even if the plaintiff prevailed on its uncertain liability claims, whether the Trust would realize any economic benefit.  Based on information received to date, the Trustee has not concluded that it would be in the best interest of the unitholders to fund the MOSH Holding claims directly with Trust funds.  However, as noted above, the Trustee has not opposed the plaintiff’s pursuit of its claims on behalf of the unitholders at their own expense, which reasonable expenses would be subject to repayment if the claims proved successful and a benefit were conferred upon all unitholders of the Trust.  In connection with both the anticipated sale of Trust properties pursuant to the Trust’s termination and the pending litigation, the Trustee has (1) engaged an independent reserve engineer to review the estimated reserves and (2) had an independent joint venture auditor review certain historical expenditures and revenue receipts on Trust properties.  The Trustee believes expenditures for these reviews were prudent and in the interest of the unitholders.

The Trustee welcomes proposals by any other unitholders regarding a qualified successor Trustee.  The Trustee intends to resign effective as soon as practicable after a qualified, willing successor Trustee is identified and duly appointed by either a court or at a meeting of the unitholders duly convened.  Please contact the Trustee at the contact numbers set forth on this Form 8-K with any additional questions or proposals.

Item 9.01  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit 99.1                                    Mesa Offshore Trust Press Release dated January 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Offshore Trust

By: JPMorgan Chase Bank, N.A., as Trustee

Date: January 30, 2006	By:	/s/	Mike Ulrich
Mike Ulrich
Vice President and Trust Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Mesa Offshore Trust Press Release dated January 30, 2006.